Exhibit 4.4

PB-1	Incorporated under the laws of the State of Delaware September 25, 1995	** 100,000**

Please see transfer restrictions on the reverse side hereof

This Certifies that Federal National Mortgage Association is the holder of One Hundred Thousand (100,000) shares of Series B Noncumulative Perpetual Preferred Stock of

BROADWAY FINANCIAL CORPORATION Authorized: 4,000,000 3,000,000 Common; $0.01 Par Value 1,000,000 Preferred; $0.01 Par Value

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed, or assigned.
PREFERRED
In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal hereunto affixed this 30th day of December 2002.

President	Secretary